Exhibit 99.1

B2Digital’s B2FS 135 Provides Fireworks in Successful WV Debut, Heads Next for Showdown in Mississippi Debut Saturday

TAMPA, FL, October 6, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to report a strong debut for the B2 Fighting Series in West Virginia this past Saturday before heading for its next debut in a new state this coming Saturday in Jackson, Mississippi.

“The B2 Fighting Series rolled into the mountains of West Virginia and put on an amazing night of fights for the fans,” noted Brandon ‘Hardrock’ Higdon, B2’s Matchmaker. “In the Main Event of the evening, James Pfeiffer picked up his 3rd pro victory by way of the judges’ cards, defeating Jacob Olave in a unanimous decision. Pro Wrestler Austin Green also showed up big in his professional MMA debut, recording an exciting KO victory over Chris Miles. And Ken Beverly won his 10th professional fight, likely getting his name on the radar for scouts at the next level in the process. We can’t wait to get back to West Virginia to give our newest fans another great night of fights.”

This Saturday, October 9, 2021, will represent yet another fresh debut in a new state for the B2 Fighting Series.

What: B2 Fighting Series 136, Amateur and Professional LIVE MMA
Where: Jackson Convention Complex in Jackson, Mississippi
When: Saturday, October 9. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Higdon continued, “This coming Saturday will showcase another fascinating slate of matchups in another new marketplace for the B2 Fighting Series. The original main event fighter Joshua Weems was approached to compete for the Dana White Contender Series, so we released him from our contract to support his career as a fighter. Our new main event will feature undefeated Welterweight Rush MMA & ATT prospect Lindsey Jones as he takes on James Freeman, who is looking for his 7th victory as a Pro. Three other pro fights round out the main card, along with six exciting amateur matchups. With four Heavyweight fights in this card fans may want to avoid blinking because we are certain to have some stunning knock outs this Saturday night!”

Saturday’s B2FS 136 event will feature 10 professional and amateur bouts – four professional and six amateur. The night will also feature four heavyweight fights, including the 265 lb. amateur title fight between JD Jenkins (4-1-0) and Richard Craig (2-1-0).

“We continue to launch in new markets with successful events, which is an extremely brand-positive dynamic and presents a very strong long-term tailwind with powerful implications on the event side of the business,” commented Greg P. Bell, B2Digital CEO and Founder. “West Virginia looks to become another very reliable growth market after Saturday’s strong outing. And Mississippi has been on our radar for a while now, given our tremendous brand growth in the South over the years. We look forward to a great night of action this weekend.”

For those who missed out on B2FS 135 in West Virginia, a replay is now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

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The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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